Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

Protalix BioTherapeutics, Inc.

2 Snunit Street, Science Park, POB 455

Carmiel 20100, Israel

Ladies and Gentlemen:

This Note Purchase Agreement (this “Agreement”) is made as of July 24, 2017, by and among Protalix BioTherapeutics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and each purchaser identified on the signature pages hereof (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”). Each Purchaser hereby confirms its agreement with you as follows:

1.	The Company and such Purchaser is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Such Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

2.	Subject to the terms and conditions of this Agreement, the Indenture (as defined below), the Security Agreement, dated as of December 7, 2016, among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as Collateral Agent (the “Collateral Agent”) (the “U.S. Security Agreement”), the Security Agreement/Debenture, dated as of December 7, 2016, between Protalix Ltd. and Altshuler Shaham Trusts Ltd., as Security Trustee (the “Israeli Security Trustee”) (the “IP Charge”), the Security Agreement/Debenture, dated as of December 7, 2016, between Protalix Ltd. and the Israeli Security Trustee (the “Floating Charge”), the Security Agreement/Debenture, dated as of December 7, 2016, between the Company and the Israeli Security Trustee (the “Israeli Stock Pledge”) and together with the U.S. Security Agreement, the IP Charge and the Floating Charge, the “Security Agreements”), the Company has authorized the issuance and sale of $10 million aggregate principal amount of 7.50% Senior Secured Convertible Notes due 2021 (CUSIP/ISIN # 74365A AH4 / US74365A AH41) (the “Notes” and, together with this Agreement, the Indenture (as defined below) and the Security Agreements, the “Transaction Agreements”), to be issued pursuant to the Base Indenture dated December 7, 2016, among the Company, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and Wilmington Savings Fund Society, FSB, as collateral agent thereunder (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated July 24, 2017, among the Company, the Trustee and the Collateral Agent (the “Supplemental Indenture” and, with the Base Indenture, the “Indenture”). Subject to Section 3.2 of ANNEX A hereto, the Notes are convertible into cash, shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, or a combination thereof, at the Company’s election. At the Closing (as defined in Section 1 of ANNEX A hereto), the Company will, subject to the terms of this Agreement (including the terms and conditions set forth in ANNEX A), issue and sell to such Purchaser and such Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the principal amount of Notes shown on such Purchaser’s signature page hereof.

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3.	The Notes purchased by such Purchaser will be delivered by electronic book entry through the facilities of The Depository Trust Company (“DTC”) to an account specified by such Purchaser set forth below and will be released by the Trustee, at the written instruction of the Company, to such Purchaser at the Closing.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PROTALIX BIOTHERAPEUTICS, INC.

By:	/s/ Yossi Maimon

Name:	Yossi Maimon

Title	Chief Financial Officer

[Signature Page to Note Purchase Agreement]

ANNEX A

NOTE PURCHASE AGREEMENT

TERMS AND CONDITIONS

Capitalized terms used in this ANNEX A to the Note Purchase Agreement without definition have the respective meanings ascribed to them in the Agreement.

The Company agrees, and each Purchaser, severally and not jointly, agrees, as follows:

1.             Delivery of the Notes at the Closing; Termination.

1.1           Closing. The closing of the purchase and sale of the Notes (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, on the date hereof following the execution of the Agreement (the date of such Closing being referred to herein as the “Closing Date”).

1.2           Closing Deliveries Subject to Section 1.3 below, on the Closing Date, (a) such Purchaser shall (i) pay, in immediately available funds, the full amount of the purchase price for the Notes being purchased hereunder, which is the par value of such Notes, by wire transfer to the account specified by the Company and (ii) instruct its custodian(s) to post a DWAC request for free receipt to The Bank of New York Mellon for the portion of the $10 million aggregate principal amount of Notes (CUSIP/ISIN # 74365A AH4 / US74365A AH41) that such Purchaser is purchasing hereunder, which shall be made through the facilities of DTC; (b) the Company, or the Trustee at the Company’s direction, will cause the Notes purchased by such Purchaser (as specified on its signature page hereof) to be issued and credited to the DTC accounts identified by such Purchaser on its signature page hereof; and (c) each Purchaser shall provide the Company with a duly executed Letter of Undertaking to the Israeli National Authority for Technological Innovation (the “IIA”), in the form attached hereto as Annex D (“Letter of Undertaking”), to be held in trust by the Company and delivered to the IIA only upon and subject to the Purchaser’s and its affiliates holdings in the Company equal to or exceeds 5% of the Company’s share capital on a fully diluted basis.

1.3           Closing Mechanics.

(a)          On the Closing Date, such Purchaser will pay the full amount of the purchase price for the Notes being purchased hereunder to such Purchaser as required by Section 1.2 above. The receipt of funds by the Company from such Purchaser shall be deemed to be irrevocable instructions from such Purchaser to the Company that the conditions to the Closing have been satisfied.

(b)          On the Closing Date, such Purchaser will disburse such funds by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, unless otherwise agreed to by the Company and such Purchaser.

(c)          Immediately following the Company’s receipt of such funds, the Notes purchased by such Purchaser (as specified on the signature page hereof) will be issued by the Company and delivered pursuant to Section 1.2 above.

1.4           Conditions to the Company’s Obligations. The Company’s obligation to complete the purchase and sale of the Notes and deliver such Notes by book entry to such Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

(a)          receipt by the Company of same-day funds in the full principal amount of the Notes being purchased hereunder;

(b)          receipt by the Company of a duly executed Letter of Undertaking to the IIA from each Purchaser;

(c)          completion of the exchange and other transactions contemplated under the exchange agreement, dated the date hereof, by and among the Company and the parties identified therein (the “Exchange Agreement”); and

(d)          the accuracy of the representations and warranties made by such Purchaser in the Agreement.

1.5           Conditions to the Purchasers’ Obligations. Such Purchaser’s obligation to pay for the Notes to be purchased by it shall be subject to the following conditions, any one or more of which may be waived by such Purchaser:

(a)          receipt by such Purchaser of the Agreement, executed and delivered by a responsible officer of the Company;

(b)          receipt by such Purchaser of fully executed copies of the Supplemental Indenture and the Notes;

(c)          completion of the exchange and other transactions contemplated under the Exchange Agreement;

(d)          the delivery to such Purchaser by U.S. counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as Annex B-1 to the Agreement;

(e)          the delivery to such Purchaser by Israeli counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as Annex B-2 to the Note Purchase Agreement;

(f)          receipt by such Purchaser of a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, in substantially the form of certificate attached as Annex C-1;

(g)          receipt by such Purchaser of a certificate of the Secretary of the Company, dated as of the Closing Date, in substantially the form of certificate attached as Annex C-2:

(i)          certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Transaction Agreements and the sale of the Notes and the reservation and issuance of the shares of Common Stock potentially issuable upon the conversion of the Notes;

(ii)         certifying the current versions of the Certificate of Incorporation and the Bylaws of the Company; and

(iii)        certifying as to the signatures and authority of the persons signing this Agreement and related documents on behalf of the Company;

(h)          receipt by such Purchaser of a certificate of good standing for the Company for its jurisdiction of incorporation;

(i)          the Common Stock shall continue to be listed on the New York Stock Exchange Market (“NYSE MKT”) as of the Closing Date; there shall have been no suspensions in the trading of the Common Stock as of the Closing Date; and the listing of additional shares notification form with respect to the maximum number of shares of Common Stock that may be issued upon conversion of the Notes (including the maximum number of Additional Shares (as defined in the Indenture) that may be added to the Conversion Rate (as defined in the Indenture)), assuming the Company elected to settle all conversions solely in shares of Common Stock (the “Maximum Number of Shares”), shall have been submitted to NYSE MKT and NYSE MKT shall have confirmed that it has no objection to such notification;

(j)          no injunction, restraining order, action or order of any nature by a governmental or regulatory authority shall have been issued, taken or made or no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would prevent or materially interfere with the consummation of the transactions contemplated by the Agreement; and

(k)          prior to the Closing, there shall not have occurred a material adverse effect or any development involving a prospective material adverse effect in the general affairs, business, properties, management, financial condition or results of operations of the Company from that set forth in the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).

2.             Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, such Purchaser, as of the Closing Date, as follows:

2.1           The Company has timely filed, or cured any defect relating to timely filing, all SEC Reports since January 1, 2016. The SEC Reports (i) as of the time they were filed (or if subsequently amended, when amended, and as of the date hereof), complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if subsequently amended or superseded by an amendment or other filing, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.2           None of the Company, its affiliates (within the meaning of Rule 144 under the Securities Act) or any person acting on its or their behalf has directly or indirectly made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the offer and sale of the Notes or the Common Stock potentially issuable upon conversion thereof under the Securities Act.

2.3           None of the Company, its Affiliates or any person acting on its or their behalf has: (a) engaged in any form of general solicitation or general advertising in connection with any offer or sale of the Notes or (b) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes or the Common Stock potentially issuable upon conversion thereof.

2.4           The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

2.5           No registration under the Securities Act of the offer and sale of the Notes or the Common Stock potentially issuable upon conversion thereof is required for, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder is required in connection with, the offer and sale of the Notes to the Purchasers in the manner contemplated herein.

2.6           The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof will not be, an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

2.7           The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

2.8           The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company in connection with this Agreement.

2.9           The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or the shares of Common Stock potentially issuable upon conversion of the Notes.

2.10         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the SEC Reports, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

2.11         Each subsidiary of the Company has been duly incorporated and is validly existing under the laws of its state of incorporation or formation, is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.12         All the outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the SEC Reports, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

2.13         The authorized, issued and outstanding capital stock of the Company is as set forth in the SEC Reports (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the SEC Reports or upon the exercise of outstanding options or warrants described in the SEC Reports); the Common Stock conforms in all material respects to the description thereof contained in the SEC Reports; all of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the SEC Reports; all grants of options to acquire shares of Common Stock (each, a “Company Stock Option”) were validly issued and approved by the Board of Directors of the Company, a committee thereof or an individual with authority duly delegated by the Board of Directors of the Company or a committee thereof; grants of Company Stock Options were (a) made in material compliance with all applicable laws and (b) as a whole, made in material compliance with the terms of the plans under which such Company Stock Options were issued; there is no and has been no policy or practice of the Company to coordinate the grant of Company Stock Options with the release or other public announcement of material information regarding the Company or its results of operations or prospects; assuming the Authorized Share Approval (as defined below) is obtained, the Maximum Number of Shares will be duly authorized and, when issued upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable; on the date hereof, immediately prior to giving effect to the transactions contemplated hereby and by the Exchange Agreement, the Company has 19,863,341 authorized, unreserved and unissued shares of Common Stock (the “Pre-Transaction Available Authorized Shares”); an additional 1,906,740 shares of Common Stock will be authorized, unreserved and unissued immediately upon consummation of the transactions contemplated by the Exchange Agreement (such shares, together with the Pre-Transaction Available Authorized Shares, the “Available Authorized Shares”); the total number of Available Authorized Shares is 21,770,081 shares of Common Stock; out of such Available Shares, the Board of Directors of the Company has duly and validly adopted resolutions reserving 11,239,642 shares of Common Stock for issuance upon conversion of the 4.50% Senior Convertible Notes due 2022 being issued by the Company pursuant to the Exchange Agreement (the “4.50% Notes”) and reserving 10,530,439 shares of Common Stock for issuance upon conversion of the Notes; at the soonest practicable date after the Authorized Share Approval (as defined below) is obtained, the Board of Directors of the Company will duly and validly adopt resolutions reserving the Maximum Number of Shares for issuance upon conversion of the Notes; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Notes or the shares of Common Stock potentially issuable upon conversion thereof; and, the Company has not sold or issued any shares of Common Stock during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act other than shares issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding convertible securities, options, rights or warrants.

2.14         No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated by the Transaction Agreements. No stockholder approval is required under the rules of The NYSE MKT in connection with the initial sale of the Notes under this Agreement.

2.15         The Agreement has been duly authorized, executed and delivered by the Company; the Base Indenture has been duly authorized, executed and delivered by the Company; the Security Agreements have been duly authorized, executed and delivered by the Company or Protalix Ltd., as applicable; the Supplemental Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee and the Collateral Agent, when executed and delivered by the Company, constitutes a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and, subject to Section 3.2 of this Agreement, will be convertible into Common Stock in accordance with their terms.

2.16         None of the execution and delivery of the Transaction Agreements, the issuance and sale of the Notes or, subject to Section 3.2 of this Agreement, the issuance of the Common Stock upon conversion thereof, the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (a) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (c) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the cases of clauses (b) and (c), as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.17         The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act; and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

2.18         No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (a) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance of the Transaction Agreements, or the consummation of any of the transactions contemplated hereby or thereby or (b) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.19         Each of the Company and its subsidiaries owns or leases all such properties as are reasonably necessary to the conduct of its operations as presently conducted.

2.20         Neither the Company nor any of its subsidiaries is in violation or default of: (a) any provision of its charter or bylaws or comparable constituting documents; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the cases of clauses (b) and (c), as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.21         Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, which has certified certain financial statements of the Company and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules for the year ended December 31, 2016 in the SEC Reports, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder and under the rules of the Public Company Accounting Oversight Board.

2.22         There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of the Agreement or the issuance, sale or resale of the Notes or upon the issuance of Common Stock upon the conversion thereof.

2.23         The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the SEC Reports) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the SEC Reports.

2.24         No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the SEC Reports.

2.25         The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect except as set forth or contemplated in the SEC Reports.

2.26         Except as required under the Indenture, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the SEC Reports.

2.27         The Company and its subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Licenses”) issued by all applicable authorities, including, without limitation, all such Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign government or drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the SEC Reports, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports, and all such Licenses are in full force and effect.

2.28         The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the SEC Reports is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and the Company has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Reports; neither the Company nor its subsidiaries has received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or modification of any clinical trials that are described or referred to in the SEC Reports; and each of the Company and its subsidiaries has operated and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

2.29         The Company and each of its subsidiaries: (a) are and have been in material compliance with applicable health care laws, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, manual provisions, policies and administrative guidance relating to the regulation of the Company and its subsidiaries (collectively, “Health Care Laws”); (b) have not received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any governmental authority. Neither the Company nor its subsidiaries or any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

2.30         The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective, and the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting.

2.31         The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the Company’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Commission and that material information related to the Company and its consolidated subsidiaries is made known to management, including the Company’s Chief Executive Officer and Chief Financial Officer, particularly during the period when the Company’s periodic reports are being prepared to allow timely decisions regarding required disclosure.

2.32         The Company and its subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports. Except as set forth in the SEC Reports, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

2.33         In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports.

2.34         None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

2.35         Protalix Ltd., a company organized under the laws of Israel, and Protalix B.V., a company organized under the laws of the Netherlands, are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

2.36         None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate (as defined below) of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.

2.37         The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.38         None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

2.39         There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications.

2.40         The Company and its subsidiaries own, possess, license or otherwise have adequate rights to use, on reasonable terms, all patents, trademarks, service marks, trade names, copyrights and copyrightable works, licenses, inventions, trade secrets, technology, know-how (whether or not patentable) and other intellectual property or proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, the foregoing) (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted. Except as set forth in the SEC Reports or would not, singly or in the aggregate, have a Material Adverse Effect: (a) there are no rights of third parties to any such Intellectual Property; (b) to the Company’s knowledge, there is no material infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (e) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; (f) there is no U.S. patent or published U.S. patent application which contains claims that have (or may have) priority over or dominate (or may dominate) any Intellectual Property described in the SEC Reports as being owned by or licensed to the Company or that interferes with the issued or pending claims of any such Intellectual Property; and (g) there is no prior art of which the Company is aware that may render any U.S. patent held by the Company invalid or any U.S. patent application held by the Company unpatentable that has not been disclosed to the U.S. Patent and Trademark Office.

2.41         The Company has not engaged any broker, finder, commission agent or other person in connection with the offering and sale of the Notes contemplated hereby or any of the transactions contemplated in the Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions.

3.             Representations, Warranties and Covenants of the Purchasers. Such Purchaser represents and warrants to, and covenants with, the Company that:

3.1           Purchaser Status. Such Purchaser acknowledges that (a) it meets the definition of “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act; and (b) is not an entity formed for the sole purpose of acquiring the Notes. Such Purchaser is not an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act.

3.2           Conversion.

(a)          Such Purchaser covenants that, until the NYSE Shareholder Approval (as defined below) is obtained, it shall not exercise its right to convert the Notes issued pursuant hereto to the extent that the aggregate number of shares of Common Stock that would be issuable by the Company upon such conversion if the Company were to elect to settle such conversion solely by delivering shares of Common Stock, together with the number of shares of Common Stock issued by the Company upon conversion of the Notes issued pursuant hereto concurrently with or prior to such conversion, would exceed 16,373,633 shares of Common Stock (such number to be adjusted from time to time for stock dividends, stock splits or stock combinations with respect to the Common Stock).

(b)          Such Purchaser covenants that, until the Authorized Share Availability Date (as defined below) has occurred (including as a result of the receipt of the Authorized Share Approval), it shall not exercise its right to convert the Notes issued pursuant hereto to the extent that the aggregate number of shares of Common Stock that would be issuable by the Company upon such conversion if the Company were to elect to settle such conversion solely by delivering shares of Common Stock would exceed the number of shares of Common Stock that are then authorized, unreserved (for other issuances) and unissued.

(c)          Such Purchaser covenants that it will not transfer the Notes to any person unless such transferee agrees in writing to be bound by the covenants set forth in Sections 3.2(a) and 3.2(b) (any such transferee, a “Successor Purchaser”), whereupon such Successor Person shall be entitled to the benefits of and to enforce the representations, warranties and covenants of the Company set forth in Section 2 and Section 4 hereof.

3.3           Experience. (a) Such Purchaser is knowledgeable, sophisticated and experienced in financial and business matters and in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Notes (and the Common Stock into which the Notes are potentially convertible), and such Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Notes (and the Common Stock into which the Notes are potentially convertible) and has reviewed carefully the SEC Reports, based on such Purchaser’s own financial circumstances; (b) such Purchaser understands that its investment in the Notes (and the Common Stock into which the Notes are potentially convertible) involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment, and such Purchaser understands that the market price of the Common Stock into which such Notes are potentially convertible has been volatile and that no representation is being made as to the future value of the Common Stock; (c) such Purchaser has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Notes (and the Common Stock into which the Notes are potentially convertible) and to ask questions of, and receive answers from, the Company concerning such information; (d) such Purchaser will comply with the Securities Act as applicable to it in connection with resales of the Notes, or the Common Stock into which the Notes are convertible, pursuant to any exemption from the Securities Act; and (e) such Purchaser has, in connection with its decision to purchase the principal amount of Notes, relied solely upon the SEC Reports and the representations and warranties of the Company contained herein.

3.4           Intent. Such Purchaser is acquiring the principal amount of Notes in the ordinary course of its business and for its own account and with no present intention of distributing any of such Notes or the Common Stock potentially issuable upon conversion of the Notes or any arrangement or understanding with any other Persons regarding the distribution of such Notes or Common Stock.

3.5           Source of Funds. Such Purchaser of the Notes will be deemed to have represented and agreed that either (a) such Purchaser is not a “plan” (as defined in ERISA, and which term includes: (i) “employee benefit plans” (as defined in Section 3(3) of ERISA); (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) or to provisions under applicable Federal, state, local, non-U.S. or similar laws; and (iii) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements) and it is not purchasing the Notes on behalf of, or with the “plan assets” of, any “plan” (as so defined); or (b) such Purchaser’s purchase, holding and subsequent disposition of the Notes either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable similar laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable similar laws.

3.6           Reliance on Exemptions. Such Purchaser understands that the Notes (and the Common Stock into which the Notes are potentially convertible) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated thereunder, and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes (and the Common Stock into which the Notes are potentially convertible).

3.7           Confidentiality. For the benefit of the Company, such Purchaser previously agreed to keep confidential all information concerning the private placement of Notes. Such Purchaser is prohibited from reproducing or distributing the Agreement or any other offering materials or other information provided by the Company in connection with such Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents, except to its financial, investment or legal advisors, on a confidential basis, in connection with its proposed investment in the Notes (and the Common Stock into which the Notes are potentially convertible) or as required by applicable law or regulation. Further, such Purchaser understands that the existence and nature of all conversations and presentations, if any, regarding the Company and the offering of Notes must be kept strictly confidential. Such Purchaser understands that the federal securities laws impose restrictions on trading based on information regarding the offering of Notes. In addition, such Purchaser hereby acknowledges that unauthorized disclosure of information regarding the offering of Notes may result in a violation of Regulation FD. This obligation will terminate upon the filing by the Company of the press release or Current Report on Form 8-K referred to in Section 4(a) below, which shall include any material, non-public information provided to such Purchaser prior to the date hereof. The foregoing agreements shall not apply to any information that is or becomes publicly available through no fault of such Purchaser, or that such Purchaser is legally required to disclose; provided, however, that if such Purchaser is requested or ordered to disclose any such information pursuant to any court or other government order or any other applicable legal procedure, it shall use its reasonable best efforts to provide the Company with prompt notice of any such request or order in time sufficient to enable the Company to seek an appropriate protective order.

3.8           Investment Decision. Such Purchaser understands that nothing in the Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Notes (and the Common Stock into which the Notes are potentially convertible) constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes (and the Common Stock into which the Notes are potentially convertible).

3.9           Legend. Such Purchaser understands that the Notes and the Common Stock will initially bear the restrictive legends as set forth in the Indenture and that the Company will make a notation on its records and give instructions to the Trustee and any transfer agent of the Common Stock in order to implement the restrictions on transfer set forth and described herein.

3.10         Residency. Such Purchaser’s principal executive offices are in the jurisdiction set forth immediately below such Purchaser’s name on the signature page hereto.

3.11         Organization; Validity; Enforcements; Undertaking. (a) Such Purchaser has full right, power and authority to enter into the Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of the Agreement, (b) the making and performance of the Agreement by such Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of such Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which such Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to such Purchaser, (c) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of such Purchaser for the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement, (d) upon the execution and delivery of the Agreement, the Agreement shall constitute a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of equitable principles relating to the availability of remedies and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws; (e) there is not in effect any order enjoining or restraining such Purchaser from entering into or engaging in any of the transactions contemplated by the Agreement; and (f) each Purchaser undertakes (i) to observe all the requirements of the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (the “Innovation Law”) and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the research committee of the IIA (the “Research Committee”), in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights; and (ii) as a stockholder of the Company, to make all reasonable efforts that Protalix Ltd. shall observe strictly all the requirements of the Innovation Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights. Each Purchaser hereby irrevocably authorizes and empowers the Israeli Security Trustee to execute on its behalf the standard lender’s undertaking in the form requested by the IIA.

4.             Covenants. The Company shall:

(a)          issue a press release or file with the Commission a Current Report on Form 8-K publicly disclosing all material non-public information provided to the Purchasers in connection with the transactions contemplated by the Agreement on or before 9:00 a.m., New York City time, on the first business day following the date hereof;

(b)          not, and shall cause each of its subsidiaries and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material, non-public information regarding the Company or any of its subsidiaries from and after the issuing or filing of such press release or current report on Form 8-K, as applicable, pursuant to Section 4(a) above without the express written consent of such Purchaser;

(c)          cause all shares of Common Stock, if any, issued upon conversion of the Notes to be listed on each securities exchange, if any, on which other shares of Common Stock are then listed;

(d)          call and hold a special stockholders meeting on the soonest practicable date hereafter and, in any event, within 120 days of the date hereof at which it shall use commercially reasonable efforts to obtain (i) stockholder approval (the “Authorized Share Approval”) to amend its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to an amount that is sufficient to cover issuances of the maximum number of shares of Common Stock issuable upon the conversion of each of (x) the Notes, including the maximum number of shares of Common Stock issuable thereunder in connection with a Make-Whole Adjustment Event and assuming Physical Settlement (each as defined in the Indenture) and (y) the 4.50% Notes, including the maximum number of shares of Common Stock issuable thereunder in connection with a Make-Whole Adjustment Event and assuming Physical Settlement (each as defined in the Indenture governing the 4.50% Notes (the “4.50% Indenture”)), and (ii) the stockholder approval (the “NYSE Shareholder Approval”) contemplated by Section 713(a) of the NYSE MKT Company Guide to issue 20% or more of the outstanding Common Stock in connection with the issuance of the Notes and the 4.50% Notes;

(e)          if the Authorized Share Approval has not been obtained by the date that is 120 days after the date hereof, the Company shall not, in connection with any conversion of any of the Company’s 7.50% Senior Secured Convertible Notes due 2021 (including any such notes issued prior to the date hereof) by a Purchaser or any Successor Purchaser for which the Conversion Date (as defined in the Indenture) occurs after such 120th day, issue a number of shares of Common Stock upon such conversion (whether in settlement of its Conversion Obligation (as defined in the Indenture), its Make-Whole Obligation (as defined in the Indenture) or for any other reason) exceeding 1,176.4706 shares per $1,000 principal amount of such converted notes, until such date (the “Authorized Share Availability Date”) as the Company has a sufficient number of authorized, unreserved (for other issuances) and unissued shares available to issue the maximum number of shares of Common Stock issuable upon conversion of both the Notes and the 4.50% Notes, including the maximum number of Additional Shares (as defined in the Indenture and the 4.50% Indenture, as applicable) and assuming all such conversions are settled (including both the Conversion Obligation and the Make-Whole Obligation (each as defined in the Indenture and the 4.50% Indenture, as applicable)) solely in shares of Common Stock; within one business day of a request by a Purchaser or any Successor Purchaser, the Company will notify such Purchaser or Successor Purchaser of the number of shares of Common Stock then authorized, unreserved (for other issuances) and unissued; and the Company shall notify each Purchaser (including any Successor Purchaser) promptly of the occurrence of the Authorized Share Availability Date;

(f)           the Company shall not, in connection with any redemption of any of the Company’s 7.50% Senior Secured Convertible Notes due 2021 (including any such notes issued prior to the date hereof), issue a number of shares of Common Stock upon conversions in connection with such redemption exceeding 1,176.4706 shares per $1,000 principal amount of such redeemed converted notes until the Authorized Share Availability Date;

(g)          until the Authorized Share Approval, the Company shall not issue any shares of Common Stock to any person for any reason, other than any shares of Common Stock that are reserved for issuance immediately prior to the date hereof or upon conversion of the Notes issued pursuant hereto or the 4.50% Notes;

(h)          until the Authorized Share Availability Date and the NYSE Shareholder Approval have both been obtained, the Company shall not redeem the Notes; and

(i)           as long as a Purchaser holds any of the Notes, should the Trustee or its legal counsel require a legal counsel’s Rule 144 opinion with regard to sale of such Purchaser’s Notes, or the removal of any restrictive legends from such Notes, to the extent permitted by applicable law, the Company shall provide a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to such Purchaser and the Trustee, addressed to the Company and such Trustee (if necessary), to the effect that the sale of such Purchaser’s Notes may be effected without registration under the Securities Act and the removal of any restrictive legend may occur. Such Purchaser shall provide any customary representations in order to permit the Company’s legal counsel to provide such opinion. The Company shall provide such an opinion to the Trustee within three (3) Business Days of a request to do so by a Purchaser or the Trustee.

5.             Indemnification.

5.1           The Company agrees to indemnify and hold harmless such Purchaser and its affiliates or managers, and in each case, their respective officers, directors, employees, controlling persons (within the meaning of the Securities Act or the Exchange Act) and agents (each, an “Indemnified Party”), against any loss, claim, damage, liability or out-of- pocket expense (including reasonable attorneys’ fees), as incurred, if any (collectively, “Losses”), arising out of or relating to this Agreement and the transactions contemplated hereby, other than Losses relating to (i) taxes, (ii) to the extent finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party, from a willful and material breach by such Purchaser of its obligations under this Agreement or from a claim solely among the Indemnified Parties or (iii) a claim brought by or on behalf of another holder of 7.50% Senior Secured Convertible Notes due 2021 to the extent arising from actions taken by such Indemnified Party prior to the date of this Agreement that has not been disclosed to the Company prior to the date hereof.

5.2           Promptly after receipt by an Indemnified Party under this Section 5 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 5, notify the Company in writing of the commencement thereof, but the failure to notify the Company will not relieve it from liability under Section 5.1 above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses. In case any such action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from the Company, the Company will be entitled to participate in, and, to the extent that it shall elect, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof; provided, however, if the defendants in any such action include both the Indemnified Party and the Company and the Company or the Indemnified Party shall have reasonably concluded that a conflict may arise between the positions of the Company and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to them and/or other Indemnified Parties that are different from or additional to those available to the Company, the Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice from the Company to such Indemnified Party of the Company’s election so to assume the defense of such action and approval by the Indemnified Party of counsel, the Company will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that in connection with any such action the Company shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) representing the Indemnified Parties who are parties to such action) or (ii) the Company shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action.

5.3           The Company shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party against any Loss by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement in any pending or threatened action, suit or proceeding in respect of which any Indemnified Party is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

5.4           If the indemnification provided for in this Section 5 is for any reason unavailable to or otherwise insufficient to hold harmless the Indemnified Party in respect of any Loss referred to therein, then the Company shall contribute to the aggregate amount paid or payable by such Indemnified Party, as incurred, as a result of any Loss referred to therein:

(a)          in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Purchaser, on the other hand, pursuant to this Agreement, or

(b)          if the allocation provided by Section 5.4(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 5.4(a) above but also the relative fault of the Company, on the one hand, and such Purchaser, on the other hand, as well as any other relevant equitable considerations.

The Company and such Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 5.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6.             The provisions of this Section 5 will survive the Closing.

7.             Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, email, confirmed facsimile or nationally recognized overnight express courier postage prepaid and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(x)          if to the Company, to:

Protalix BioTherapeutics, Inc.

2 Snunit Street, Science Park, POB 455,

Carmiel 20100, Israel

Attention: Moshe Manor, President and Chief Executive Officer

Facsimile: 972-4-902-8102

Email: moshe.manor@protalix.com

with a copy to:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

Attention: Anna T. Pinedo

Facsimile: 1-212-468-7900

Email: apinedo@mofo.com

(y)           if to such Purchaser, at its address as set forth on this signature page to the Agreement or at such other address or addresses as may have been furnished to the Company in writing.

8.             Changes. The Agreement may not be modified or amended as between such Purchaser and the Company except pursuant to an instrument in writing signed by the Company and such Purchaser. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company and such Purchaser and upon any future holder of any Notes or any shares of Common Stock issued upon conversion of the Notes (or any successor securities thereto) purchased by such Purchaser pursuant hereto.

9.             Survival of Agreements; Non-Survival of Company Representations and Warranties. Notwithstanding any investigation made by any party to the Agreement, all covenants and agreements made by the Company and such Purchaser herein and in the Notes delivered pursuant hereto shall survive the execution of the Agreement, the delivery to such Purchaser of the Notes being purchased and the payment therefor.

10.           Headings. The headings of the various sections of the Agreement have been inserted for convenience of reference only and shall not be deemed to be part of the Agreement.

11.           Severability. In case any provision contained in the Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.           Governing Law; Venue. The Agreement is to be construed in accordance with the internal laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of the Agreement or any transaction contemplated hereby. If either party shall commence a proceeding to enforce any provisions of the Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

13.           Counterparts. The Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart of the Agreement by facsimile transmission or electronic mail in PDF form shall be as effective as delivery of a manually executed counterpart hereof.

14.           Entire Agreement. The Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein, and, except as specifically set forth herein or therein, neither the Company nor such Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement.

15.           Fees and Expenses. Each of the Company and such Purchaser shall pay its fees and expenses related to the transactions contemplated by the Agreement.

16.           Parties. The Agreement is made solely for the benefit of and is binding upon such Purchaser and the Company, and any Person controlling the Company or such Purchaser, the officers and directors of the Company and their respective executors, administrators, successors and assigns. No other Person shall acquire or have any right under or by virtue of the Agreement. The term “successors and assigns” shall not include any subsequent purchaser of the Notes sold to such Purchaser pursuant to the Agreement or any shares of Common Stock issued to such Purchaser upon the conversion of such Notes.

17.           Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of the Agreement.

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